UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2015

CIVITAS SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36623	65-1309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

313 Congress Street, 6th Floor

Boston, Massachusetts 02210

(Address of principal executive offices, including zip code)

(617) 790-4800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 16, 2015, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Civitas Solutions, Inc. (the “Company”) approved the Civitas Solutions, Inc. Management Annual Cash Incentive Compensation Plan (the “Cash Incentive Plan”), effective October 1, 2015. The Cash Incentive Plan amends and replaces the Fifth Amendment and Restatement of The MENTOR Network Human Services and Corporate Management Incentive Compensation Plan. Each of the Company’s named executive officers, including the Chief Executive Officer and the Chief Financial Officer (collectively, the “NEOs”), participates in the Cash Incentive Plan.

The Cash Incentive Plan is administered pursuant to the Civitas Solutions, Inc. 2014 Omnibus Incentive Plan and constitutes the variable, performance-based component of each NEOs’ annual cash compensation. Under the Cash Incentive Plan, an NEO’s incentive compensation payout is determined by first calculating the NEO’s “potential payout” based on financial performance and then by applying a days sales outstanding (“DSO”) modifier followed by a quality of services modifier. Based on the quality of services score, an NEO’s potential payout can be reduced by up to 100%. Based on the applicable DSO performance, an NEO’s potential payout can be increased or decreased by up to 10%.

For purposes of determining an NEO’s potential payout, we use a payout scale with payout levels as a percentage of target incentive compensation (expressed as a percentage of base salary) that correspond to financial performance levels. The Company or the relevant operating group must meet a minimum threshold of 92.5% of financial performance goals for an NEO to receive any payout under the Cash Incentive Plan. The maximum payout for NEOs (other than Mr. Brendmoen) is payable for the Company’s achievement of 104.0% of the Company’s adjusted EBITDA and revenue targets, and for Mr. Brendmoen is payable for the Hastings Operating Group’s achievement of 104.0% of its contribution to overhead (“CTO”) and revenue targets.

For fiscal 2016, the potential payout opportunities at threshold, target and maximum performance levels are as follows:

NEO	Threshold payout (% of base salary)	Target payout (% of base salary)	Maximum payout (% of base salary)
Mr. Nardella	50	100	150
Messrs. Brendmoen, Holler and Cohen	25	50	75

The calculation of awards under the Cash Incentive Plan will follow a four-step process if the minimum threshold of 92.5% of the relevant financial performance goals is achieved:

First, a potential payout will be calculated based on achievement of adjusted EBITDA/CTO and revenue goals, adjusted to exclude the revenue and costs relating to new start investments but including adjusted EBITDA/CTO and revenue from any acquisitions. Potential payouts for the NEOs (other than Mr. Brendmoen) will be calculated based on the consolidated adjusted EBITDA and revenue results of the Company, and the potential payout for Mr. Brendmoen will be based on the CTO and revenue results of the Hastings Operating Group. The potential payout will range from 50% of target for achievement of 92.5% of the Adjusted EBITDA/CTO and revenue goals to 150% of target for achievement of 104.0% of the Adjusted EBITDA/CTO and revenue goals. Payouts for performance levels between threshold and target, and between target and maximum, will be calculated proportionately.

Second, the potential payout may be modified based on the DSO performance achieved by the Company (in the case of NEOs other than Mr. Brendmoen) and by the Hastings Operating Group (in the case of Mr. Brendmoen). If the achievement of DSO performance is 107.5% or greater than the target, the DSO modifier will be 10.0%, and if the achievement of the applicable DSO performance is less than 92.5% of target, the DSO modifier will be -10.0%. In no event will a potential payout be decreased or increased by more than 10% as a result of the application of the DSO modifier.

Third, the potential payout will be further modified, and subject to reduction of up to 100% based on the participant’s quality of services score. Each NEO will receive a quality of services score based on the results for the fiscal year of the Company (in the case of NEOs other than Mr. Brendmoen) and of the Hastings Operating Group (in the case of Mr. Brendmoen). The quality of services score will be based on four key measurement areas: (1) customer satisfaction; (2) licensing, certification and accreditation; (3) risk management; and (4) service line outcomes. If the quality of services score is 85% or higher, there will be no decrease to the NEO’s potential payout. If the quality of services score is less than 85%, there will be a reduction in the NEO’s potential payout based on the quality of services modifier. A quality services score of less than 60% will result in the loss of all of the potential payment (i.e., a quality of services modifier of -100%).

Fourth, each NEO may receive additional discretionary incentive compensation from a discretionary pool equal to 3% of the sum of the potential payouts for all of the participants in the Cash Incentive Plan, or a reallocation pool consisting of unallocated (or forfeited) compensation as a result of unsatisfactory quality of services scores. The discretionary pool may be used to increase incentive compensation payouts for participants, including NEOs, whose calculated potential payout as adjusted for quality of services and, if applicable, for DSO performance, may not adequately reflect their performance. Discretionary incentive compensation for the Chief Executive Officer will be determined by the Compensation Committee. In the case of NEOs other than the Chief Executive Officer, discretionary incentive compensation will be recommended by the Chief Executive Officer and approved by the Compensation Committee.

A copy of the Cash Incentive Plan is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Civitas Solutions, Inc. Management Annual Cash Incentive Compensation Plan, effective October 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIVITAS SOLUTIONS, INC.

/s/ Bruce F. Nardella
Date: October 20, 2015	Name:	Bruce F. Nardella
	Title:	Chief Executive Officer and President